UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 30, 2009
Date of Report (Date of earliest event reported)

ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01                      Entry into a Material Definitive Agreement.

Merger Agreement

On June 30, 2009,  Abraxas Petroleum Corporation (NASDAQ:AXAS) (“Abraxas Petroleum”) and Abraxas Energy Partners, L.P. (“Abraxas Energy”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Abraxas Energy will, subject to the terms and conditions of the Merger Agreement, merge with and into Abraxas Petroleum, with Abraxas Petroleum continuing as the surviving company (the “Merger”).

As of June 30, 2009, Abraxas Petroleum and its subsidiaries beneficially own, within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Act of 1934, as amended, 5,350,598 common units of Abraxas Energy, representing approximately 46.7% of the outstanding Abraxas Energy common units (the “Abraxas Energy Common Units”).

Subject to the terms and conditions of the Merger Agreement, if and when the Merger is completed, each outstanding Abraxas Energy Common Unit, other than treasury units and Abraxas Energy Common Units owned by Abraxas Petroleum and its subsidiaries, will be canceled and converted into the right to receive the number of shares of Abraxas Petroleum common stock determined by dividing (i) $6.00 by (ii) the average volume weighted average price for the Abraxas Petroleum common stock as reported on NASDAQ for the twenty consecutive trading days ending on the third business day preceding the date of the meeting of the Abraxas Petroleum stockholders held to approve the Merger (the “Exchange Ratio”); provided, however, that in no event shall the Exchange Ratio be less than 4.25 or greater than 6.

In addition, as of the consummation of the Merger, each outstanding restricted unit and phantom unit of Abraxas Energy will be converted into an equivalent number of shares of restricted stock of Abraxas Petroleum and each unit option of Abraxas Energy which was to be issued upon the completion of the initial public offering of Abraxas Energy will become a stock option of Abraxas Petroleum, with adjustments in the number of shares and exercise price to reflect the Exchange Ratio, but otherwise on substantially the same terms and conditions as were applicable prior to the Merger.  The exercise price of the Abraxas Petroleum stock options will be the closing price of the Abraxas Petroleum common stock on the date the Merger closes.

The Merger Agreement contains (a) customary representations and warranties of Abraxas Petroleum and Abraxas Energy; (b) covenants of Abraxas Petroleum and Abraxas Energy to conduct their respective businesses in the ordinary course until the Merger is completed; and (c) covenants of Abraxas Petroleum and Abraxas Energy not to take certain actions during such period, including prohibitions on the declaration or payment of dividends and distributions.

Consummation of the Merger is subject to conditions set forth in the Merger Agreement, including, among others, (1) the approval of the Merger by the affirmative vote of the holders of 80% of the outstanding Abraxas Energy Common Units, (2) the approval of the Merger and the issuance of Abraxas Petroleum common stock in the Merger (the “Stock Issuance”) by the affirmative vote of the holders of a majority of the Abraxas Petroleum common stock voting at a stockholders’ meeting, (3) the approval of an amendment to the Abraxas Petroleum 2005 Long-Term Equity Incentive Plan to increase the number of authorized shares for issuance under the plan (the “LTIP Amendment”) by the affirmative vote of the holders of a majority of the outstanding Abraxas Petroleum common stock voting at a stockholders’ meeting, (4) the receipt by Abraxas Petroleum of financing that is sufficient to consummate the Merger and repay all indebtedness outstanding under Abraxas Energy’s credit agreement and subordinated credit agreement, and, (5) certain other customary closing conditions.

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The board of directors of Abraxas Petroleum and a special committee comprised entirely of independent Abraxas Petroleum directors have approved the Merger Agreement and adopted a resolution recommending adoption of the LTIP Amendment and approval of the Merger and Stock Issuance by the Abraxas Petroleum stockholders.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1, and is incorporated into this report by reference.

The above description of the Merger Agreement and the copy of the Merger Agreement attached hereto have been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the parties or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Voting Agreement

Concurrently with the execution of the Merger Agreement, in order to induce Abraxas Petroleum and Abraxas Energy to enter into the Merger Agreement, certain limited partners of Abraxas Energy entered into the Voting, Registration Rights and Lock-Up Agreement (the “Voting Agreement”) with Abraxas Petroleum and Abraxas Energy.

The Voting Agreement provides, among other things, that all of the limited partners that are party to the Voting Agreement will:

•	vote all of their outstanding common units of Abraxas Energy in favor of the Merger;

•	vote against any other merger agreement, consolidation, combination, sale of substantial assets or similar transaction;

•	grant an irrevocable proxy to Abraxas Petroleum to vote all of their common units of Abraxas Energy in favor of the Merger Agreement and against any other transaction;

•
agree to not, directly or indirectly, transfer any of such limited partners common units of Abraxas Energy to any person (other than an affiliate of such limited partner who agrees to be bound by the terms of this agreement) other than pursuant to the Merger;

•	not directly, or indirectly permit any person on behalf of such limited partner, to effect any transactions in the securities of Abraxas Petroleum;

•
not transfer any of the shares of Abraxas Petroleum common stock received by such limited partner in the Merger  (the “Merger Shares”) for 90 days after the effective time of the Merger (the “Effective Time”) followed by a staggered lock-up period for the shares of Abraxas Petroleum common stock issued in the Merger; and

•
not exercise any of its rights or take any action under the Exchange and Registration Rights Agreement, dated as of May 25, 2007, as amended, by and among Abraxas Petroleum, Abraxas Energy and the limited partners signatories thereto.

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The Voting Agreement provides, among other things, that Abraxas Petroleum and Abraxas Energy will

•	not file any further amendments to the registration statement on Form S-1 (No. 333-144537) relating to the initial public offering of the common units of Abraxas Energy; and

•	at the Effective Time increase the size of the Board of Directors of Abraxas Petroleum by two members and elect Ed Russell and Brian Melton to serve on the Board of Directors.

In addition, under the Voting Agreement, Abraxas Petroleum agreed to file with the SEC a registration statement on Form S-3 or such other successor form, no later than 120 days following the Effective Time to enable the resale of the Merger Shares by the limited partners party to the Voting Agreement and shall use its commercially reasonable efforts to cause the Registration Statement to become effective.  Abraxas Petroleum also granted such limited partners the right to demand that Abraxas Petroleum conduct an underwritten offering and to participate in certain Abraxas offerings.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is attached hereto as Exhibit 10.1, and is incorporated into this report by reference.

The above description of the Voting Agreement and the copy of the Voting Agreement attached hereto have been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the parties or their respective subsidiaries and affiliates. The Voting Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract.  In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Amendments to the Credit Agreements

On June 30, 2009, Abraxas Energy entered into Amendment No. 4 to the Amended and Restated Credit Agreement, dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent, as amended (the “Credit Agreement”) and Amendment No. 4 to the Subordinated Credit Agreement dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent, as amended (the “Subordinated Credit Agreement”).  Pursuant to these amendments, among other things, the maturity date of the Subordinated Credit Agreement was extended to August 14, 2009.

******

Cautionary Note Regarding Forward-Looking Statements

Statements in this current report looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this current report. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for its crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional  reserves. Further, Abraxas operates in an industry sector where the

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value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this current report, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the SEC during the past 12 months.

Where to Find Information About the Merger

In order to effectuate the vote of its stockholders, Abraxas Petroleum will file a proxy statement and other documents regarding the merger with the SEC. Abraxas Petroleum stockholders are urged to read the proxy statement when it becomes available because it will contain important information. Stockholders may obtain a copy of the proxy statement when it becomes available and any other relevant documents with the SEC for free on the SEC’s website, www.sec.gov. They may also obtain copies from Abraxas Petroleum Investor Relations at 18803 Meisner Drive, San Antonio, Texas 78258.

Participants in the Proxy Solicitation

Abraxas Petroleum and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Abraxas Petroleum stockholders in connection with the Merger. Such individuals may have interests in the Merger. Current detailed information about the affiliations and interests of the participants in the solicitation by ownership or otherwise, can be found in the proxy statement relating to Abraxas Petroleum’s 2009 Annual Meeting of Stockholders that was filed on April 20, 2009, and in Abraxas Petroleum’s Annual Report on Form 10-K filed on February 24, 2009 and in any proxy statement that will be filed with the SEC in connection with the merger.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Item 8.01                      Other Events.

On June 30, 2009, the Company issued a press release announcing the execution of the Merger Agreement and the Voting Agreement and the amendments to Abraxas Energy’s credit agreements. The text of the press release, which is attached hereto as Exhibit 99.1, is incorporated herein by reference.

Item 9.01                       Exhibits.

Exhibit

Number                       Description

2.1	Agreement and Plan of Merger, dated as of June 30, 2009, by and among Abraxas Petroleum and Abraxas Energy.

10.1
Voting, Registration Rights and Lock-Up Agreement, dated as of June 30, 2009, by and among Abraxas Petroleum, Abraxas Energy and certain limited partners of Abraxas Energy.  Schedules and exhibits to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The  Company agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

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10.2
Amendment No. 4 to the Amended and Restated Credit Agreement dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent, as amended.

10.3	Amendment No. 4 to the Subordinated Credit Agreement dated as of January 31, 2008, by and among Abraxas Energy, the lenders party thereto and Société Générale, as Administrative Agent, as amended.

99.1	Press Release, dated June 30, 2009, announcing the execution of the Merger Agreement and the Voting Agreement and the amendments to Abraxas Energy’s credit agreements.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION

By:  /s/ Chris E. Williford
Chris E. Williford
Executive Vice President, Chief Financial
Officer and Treasurer

Dated:  July 2, 2009

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